Exhibit 107

CALCULATION OF FILING FEE TABLE

Form F-3

(Form Type)

Fanhua Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary shares, par value $0.001 per share (“Ordinary Shares”)	––	––	––	––	––	––
	Debt	Warrants	––	––	––	––	––	––
	Other	Debt Securities	––	––	––	––	––	––
	Other	Units	––	––	––	––	––	––
	Unallocated (Universal) Shelf	––	Rule 457(c)	1,500,000,000	$0.216	$324,000,000	0.0001476	$47,822.40
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
	—	—	—	—	—	—			—	—	—	—
		Total Offering Amounts				$324,000,000	0.0001476	$47,822.40
		Total Fees Previously Paid				—		—
		Total Fee Offsets				—		—
		Net Fee Due						$47,822.40

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933 (the “Securities Act”), this registration statement on Form F-3 (this “Registration Statement”) also covers any additional securities that may be offered or become issuable pursuant to the securities described herein in connection with any stock split, stock dividend, recapitalization or any other similar transaction effected without receipt of consideration, which results in an increase in the number of the Registrant’s outstanding ordinary shares, $0.001 par value per share.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based upon the closing price of the registrant’s Ordinary Shares on the Nasdaq Global Select on March 4, 2024.